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EXHIBIT 99.1
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MEDIA CONTACT:                                              [LOGO] NATIONWIDE(R)
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Bryan Haviland
614-677-7767

                                                                NEWS RELEASE
INVESTOR CONTACT:
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Kevin O'Brien
614-677-5331


November 15, 2002



                  MARK THRESHER ELECTED CHIEF FINANCIAL OFFICER
                             OF NATIONWIDE FINANCIAL


COLUMBUS, OHIO -- The Nationwide Financial Services Inc. (NYSE: NFS) Board of Directors has elected Mark R. Thresher Senior Vice President-Chief Financial Officer, effective Nov. 18, 2002. As Chief Financial Officer, Thresher will be responsible for the organization's financial operations and reporting, including necessary certifications of the company's filings with the Securities and Exchange Commission. He succeeds Robert A. Oakley, who announced his retirement on Sept. 17, in the CFO role.

Thresher is currently senior vice president-finance, a position he has held since 1999. He will continue to be responsible for planning, resource allocation, capital management, financial reporting, subsidiary coordination, mergers and acquisitions, and investor relations.

"Mark is an invaluable leader for this organization, as he has been since our initial public offering in 1997," said Joseph J. Gasper, president and chief operating officer of Nationwide Financial. "NFS has built an outstanding reputation in the investment community for financial transparency and disclosure
- and the credit goes to Mark. NFS and its shareholders are well served by Mark's skill, experience and integrity."

Thresher joined Nationwide in 1996 as vice president and treasurer of Nationwide and was subsequently named vice president and controller of Nationwide Life Insurance Company. In 1997 he was appointed vice president-finance and treasurer of Nationwide Financial, which he held before being named senior vice president-finance. Prior to joining Nationwide, Thresher spent 18 years with KPMG LLP. During the last eight of those years, he served as the lead engagement partner on a number of insurance organizations throughout the country.

Thresher graduated from Otterbein College in 1978 with a bachelor of arts degree in accounting. He is a member of the Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Thresher is on the board of trustees of Otterbein College, where he serves on the investment and audit committees.

Nationwide Financial, based in Columbus, is a leading provider of annuities, life insurance, retirement plans, and other financial services for individuals and institutional clients. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's seventh-largest life insurer(1).

With assets under management of more than $113 billion in 2001, Nationwide Financial is the retirement savings and income operation of Nationwide, a leading provider of diversified insurance and financial services. The parent company is ranked No. 136 on the Fortune 500 based on revenue. For more information about Nationwide Financial visit www.nationwidefinancial.com.


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(1) A.M. Best based on 12/31/01 assets




Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                              www.nationwide.com